July 19, 2007

President’s Report

Dividend and Unaudited Results Second Quarter 2007
Federal Home Loan Bank of New York Dividend Declared at 7.50%

On July 18, 2007, the Board of Directors of the Federal Home Loan Bank of New York declared a regular quarterly cash dividend at an annualized rate of 7.50%. The dividend, based on stock held during the period April 1, 2007, through June 30, 2007, will be credited to shareholders on July 31, 2007.

The dollar amount of the second-quarter dividend will be approximately $69 million. The dividend reflects the Bank’s low-risk profile and conservative investment strategy. The June 30, 2007, retained earnings after the dividend payment will be approximately $311 million. Future dividend rates may be significantly different from the current rate as a result of a number of factors including the effects of derivatives accounting (SFAS 133), overall interest rates, demand for our products, and our ability to achieve targeted returns on our investments. In addition, payment of a dividend remains within the discretion of the Bank’s Board of Directors and subject to certain regulatory requirements. Additional financial and other disclosures regarding the Bank may be found on the SEC website at http://www.sec.gov/edgar/searchedgar/webusers.htm

Second Quarter 2007 Operating Results

The Home Loan Bank had net income of $70.6 million for the second quarter, representing a 6.4 percent decline in net income as compared to the $75.4 million for the second quarter 2006. Through the first six months of 2007, the Bank’s net income was $141.9 million, an increase of $3.8 million over the same period last year.

Second Quarter 2007 Balance-Sheet Highlights

Total assets increased 5.1 percent to $85.9 billion at June 30, 2007, up from $81.7 billion at the end of 2006. Advances increased 3.8 percent to $61.2 billion, compared with $59.0 billion on December 31, 2006, and represented 71.3 percent of total assets. Investments and short-term money-market instruments rose to $22.3 billion at June 30, 2007, up from $20.5 billion on December 31, 2006. Mortgage assets were largely unchanged at $1.5 billion at June 30, 2007, compared with the end of the year, and represented less than 2 percent of total assets. Capital rose slightly to $4.0 billion at June 30, 2007, compared with $3.9 billion on December 31, 2006.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.